Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley
President & CEO

Arthur R. Zunker, Jr. Senior Vice President & CFO

News For Immediate Release

EAGLE MATERIALS INC. REPORTS
RECORD FIRST QUARTER RESULTS
NET EARNINGS UP 50% AND
RAISES ANNUAL EARNINGS GUIDANCE
          (Dallas, TX August 2, 2005): Eagle Materials Inc. (NYSE: EXP and EXP.B) today reported financial results for the first quarter of fiscal 2006 ended June 30, 2005 and raised its annual earnings guidance. Eagle produces and distributes Gypsum Wallboard, Cement, Recycled Paperboard and Concrete and Aggregates. The following are highlights of our first quarter results:
•	HIGHEST QUARTERLY NET EARNINGS AND DILUTED EPS IN COMPANY HISTORY
•	RECORD HIGH QUARTERLY SALES VOLUME IN WALLBOARD, CEMENT AND PAPERBOARD
•	GYPSUM WALLBOARD AVERAGE NET SALES PRICE INCREASED 18% FROM LAST YEAR’S FIRST QUARTER
•	HIGHEST QUARTERLY CEMENT AVERAGE NET SALES PRICE IN OUR HISTORY — INCREASED 15% FROM LAST YEAR’S FIRST QUARTER
•	RECORD FIRST QUARTER SALES VOLUME AND PRICE IN OUR CONCRETE AND AGGREGATES BUSINESSES
•	REPURCHASED 415,000 SHARES OF EAGLE DURING THIS YEAR’S FIRST QUARTER AT AN AVERAGE COST OF APPROXIMATELY $88 PER SHARE
     For the quarter ended June 30, 2005, revenues and net earnings were $205 million and $35 million, respectively. Revenues increased 36% over the prior year first quarter and net earnings increased 50% over the same period last year. Diluted earnings per share for the first quarter of fiscal 2006 were $1.91 compared with $1.23 in the same period a year ago, a 55% increase.
     The Company also raised its earnings guidance for fiscal 2006 to a range of $7.30 to $7.60, and expects to report earnings ranging from $2.10 to $2.30 per diluted share for the second quarter of fiscal 2006 ending September 30, 2005.
     EXP remains well positioned to continue to achieve outstanding results given our strong operational position supplying building materials to a robust construction industry. According to the U.S. Census Bureau, total construction spending during May 2005 was estimated at a seasonally adjusted annual rate of $1.1 trillion, 7% above the May 2004 estimate. The Gypsum Association reported approximately 17.8 billion square feet of wallboard were shipped in the first six months of calendar 2005, a 4.4% increase over the prior record year. For calendar year 2005, we expect Wallboard demand to remain strong and supply to be tight (with 95%+ industry capacity utilization) as a result of continued high levels of activity in residential construction and increasing repair/remodel and commercial construction activity. Wallboard pricing remains strong and a 15% price increase was implemented on June 27, 2005 in all of our wallboard markets. Also, national demand for cement remains at record levels outpacing last year’s consumption by over 6% through May 2005 according to the U.S. Geological Survey with imports projected to fulfill over 25% of the U.S. construction industry demand this year. Low inventories and strong demand continue to put upward pressure on cement pricing. We implemented a $5.00 price increase on April 1, 2005, in most of our cement markets.
GYPSUM WALLBOARD
     Gypsum Wallboard revenues for the first quarter totaled $105 million, a 27% increase over the $82 million for the same quarter a year ago. Gypsum Wallboard’s first quarter operating earnings were $28 million, up 64% from the $17 million for the same quarter last year. The revenue and earnings gain for the quarter resulted from higher sales prices and record sales volume. The average net sales price for this fiscal year’s first quarter was $119 per thousand square feet (MSF), 18% greater than the $101 per MSF for the same quarter last year. Gypsum Wallboard sales volume of 697 million square feet (MMSF) increased 9% from the prior year’s first quarter due to increased industry demand.
CEMENT
     Operating earnings from Cement increased 23% to $16 million for the first quarter this year from $13 million for the same quarter last year. The earnings gain was due primarily to a record high average net sales price, record high sales volumes and the resulting positive impact of the Illinois Cement acquisition. Cement revenues for the first quarter totaled $76 million, 34% greater than the $56 million for the same quarter a year ago. $10 million of the revenue gain is attributable to Eagle’s acquisition of our partners’ 50% interest in Illinois Cement Company, which closed in the fourth quarter of fiscal 2005. Cement sales volume for the first quarter totaled 898,000 tons, 18% above the 758,000 tons for the same quarter last year. Margins were negatively impacted by increased purchased cement sales volumes of 164,000 tons for the first quarter, which were 72,000 tons greater than the purchased cement sales volumes for the first quarter a year ago.
PAPERBOARD
     EXP’s Paperboard operation reported first quarter revenues (including sales to EXP’s Wallboard operations — see Attachment 3 for a detail of intersegment revenues) of $34 million, up 6% from revenues of $32 million for last year’s first quarter. Paperboard operating earnings of $6 million for the first quarter this year were down 8% from last year’s first quarter due to increased sales of lower margin B grade paper. For this year’s first quarter, Paperboard sales volume was 73,000 tons, up 4% from last year’s sales volume of 70,000 tons. This year’s first quarter average net sales price of $457.69 per ton was a first quarter record and was 3% above last year’s first quarter average net sales price of $445.52 per ton.
CONCRETE AND AGGREGATES
     Revenues from Concrete and Aggregates were $23 million for this year’s first quarter, 32% greater than the $17 million for the first quarter a year ago. Concrete and Aggregates reported a $3 million operating profit for this year’s first quarter, up 62% from the $2 million for the same quarter last year, due to increased sales volume and pricing in both of our markets.
     Concrete sales volume increased 24% for the first quarter this year to 233,000 cubic yards from 188,000 cubic yards for the same quarter last year. Our Concrete quarterly average net sales price of $58.37 per cubic yard for the first quarter of fiscal 2006 was a record and was

6% higher than the $54.85 per cubic yard for the first quarter a year ago. Our Aggregates operation reported sales volume of 1.6 million tons for the current quarter, 30% greater than the 1.2 million tons reported in the first quarter last year. Our Aggregates quarterly average net sales price was a record high $5.69 during the first quarter and was 2% above last year’s first quarter Aggregates average net sales price.
DETAILS OF FINANCIAL RESULTS
     We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company L.P. (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.
     Our results for the first quarter of fiscal 2006 include 100% of Illinois Cement Company. During the first quarter of fiscal 2005, Illinois Cement Company was a 50% owned joint venture and was accounted for utilizing the equity method of accounting.
     In addition, for segment reporting purposes we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.
CORPORATE
     In the first quarter of fiscal 2006, we early adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” Under the revised standard, companies may no longer account for share-based compensation transactions, such as stock options and restricted stock, using the intrinsic value method as defined in APB Opinion No. 25. Instead, companies are required to account for such equity transactions using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. We early adopted the new standard using the modified prospective method and beginning with the first quarter of fiscal 2006 we reflected compensation expense in accordance with SFAS 123R transition provisions. Under the modified prospective method, the effect of the standard is recognized in the period of adoption and in future periods. Prior periods are not restated to reflect the impact of adopting the new standard at earlier dates. First quarter fiscal 2006 compensation expense related to share-based incentive plans was approximately $1.0 million, or $0.04 per share after tax, compared to $0.3 million in the first quarter of fiscal 2005. The incremental impact of adopting SFAS 123R was approximately $0.8 million, or $0.03 per share after tax.
     Our effective tax rate was impacted by the deduction of qualified production activities income (the “manufacturer’s deduction”) of 1.0% and $1.8 million of adjustments to previously accrued tax reserves relating to depletion. Our fiscal 2006 effective annual tax rate is expected to be approximately 33%, including the impact of the adjustments.

     EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 3:00 p.m. Eastern Time (2:00 p.m. Central Time) on Tuesday, August 2, 2005. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.
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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s beliefs at the time the statements were made regarding future events which are subject to significant risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including without limitation increases in the cost of natural gas; changes in the cost and availability of transportation; unexpected operational difficulties; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including natural gas) could affect the revenues or operating earnings of our operations. In addition, changes in national and regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. These and other factors are described in the Annual Report on Form 10-K for the Company for the fiscal year ended March 31, 2005. This report is filed with the Securities and Exchange Commission and may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.
For additional information, contact at 214/432-2000.
Steven R. Rowley
President and Chief Executive Officer
Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer

(1)	Summary of Consolidated Earnings
(2)	Revenues and Earnings by Lines of Business (Quarter)
(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(4)	Consolidated Balance Sheets

Eagle Materials Inc.
Attachment 1
Eagle Materials Inc.
Summary of Consolidated Earnings
(dollars in thousands, except per share data)
(unaudited)

	Quarter Ended June 30,
	2005	2004	Change
Revenues *	$204,798	$150,291	+36%
Earnings Before Income Taxes	$50,182	$35,434	+42%
Net Earnings	$34,908	$23,213	+50%
Earnings Per Share:

- Basic	$1.93	$1.25	+54%
- Diluted	$1.91	$1.23	+55%

Average Shares Outstanding: **

- Basic	18,105,313	18,631,714	-3%
- Diluted	18,321,832	18,839,135	-3%

*Net of Intersegment and Joint Venture Revenues listed on Attachment 3.
** We purchased approximately 415,000 shares during the quarter ended June 30, 2005.

Eagle Materials Inc.
Attachment 2
Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended June 30,
	2005	2004	Change
Revenues*
Cement (Wholly Owned)(1)	$57,335	$32,956	+74%
	28%	22%
Gypsum Wallboard	104,838	82,256	+27%
	51%	55%
Paperboard	19,089	18,125	+5%
	9%	12%
Concrete & Aggregates	22,412	16,954	+32%
	11%	11%
Other, net	1,124	—	+100%

Total	$204,798	$150,291	+36%
	100%	100%

Operating Earnings
Cement:
Wholly Owned(1)	$10,502	$8,072	+30%
Joint Venture(1)	5,527	4,924	+12%

	16,029	12,996	+23%
	30%	34%
Gypsum Wallboard	27,851	17,000	+64%
	51%	45%
Paperboard	6,164	6,726	-8%
	11%	18%
Concrete & Aggregates	3,452	2,131	+62%
	6%	5%
Other, net	1,124	(832)	+235%
	2%	(2)%

Total Operating Earnings	54,620	38,021	+44%
	100%	100%
Corporate General Expenses	(3,102)	(1,879)
Interest Expense, net	(1,336)	(708)

Earnings Before Income Taxes	$50,182	$35,434	+42%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

(1) —	Fiscal 2006 results include 100% of Illinois Cement Company. During the first quarter of fiscal 2005, Illinois Cement Company was a 50% owned JV accounted for utilizing the equity method of accounting.

Eagle Materials Inc.
Attachment 3
Eagle Materials Inc.
Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(unaudited)

	Sales Volume
	Quarter Ended
	June 30,
	2005	2004	Change

Cement (M Tons):
Wholly Owned (1)	671	417	+61%
Joint Venture(1)	227	341	-33%

	898	758	+18%

Gypsum Wallboard (MMSF’s)	697	641	+9%

Paperboard (M Tons):
Internal	29	28	+4%
External	44	42	+5%

	73	70	+4%

Concrete (M Cubic Yards)	233	188	+24%

Aggregates (M Tons)	1,572	1,211	+30%

	Average Net Sales Price*
	Quarter Ended
	June 30,
	2005	2004	Change

Cement (Ton) (1)	$78.55	$68.34	+15%
Gypsum Wallboard (MSF)	$119.18	$101.39	+18%
Paperboard (Ton)	$457.69	$445.52	+3%
Concrete (Cubic Yard)	$58.37	$54.85	+6%
Aggregates (Ton)	$5.69	$5.56	+2%
*Net of freight and delivery costs billed to customers.

	Intersegment and Cement
	Revenues
	($ in thousands)
	Quarter Ended
	June 30,
	2005	2004
Intersegment Revenues:
Cement	$1,598	$781
Paperboard	14,862	13,668
Concrete and Aggregates	447	299

	$16,907	$14,748

Cement Revenues:
Wholly Owned (1)	$57,335	$32,956
Joint Venture (1)	16,856	22,730

	$74,191	$55,686

(1)	—	Fiscal 2006 results include 100% of Illinois Cement Company. During the first quarter of fiscal 2005, Illinois Cement Company was a 50% owned JV accounted for utilizing the equity method of accounting.

Eagle Materials Inc.
Attachment 4
Eagle Materials Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30,		March 31,
	2005	2004	2005*

ASSETS
Current Assets —
Cash and Cash Equivalents	$14,578	$5,023	$7,221
Accounts and Notes Receivable, net	85,865	64,624	70,952
Inventories	55,981	44,606	63,482

Total Current Assets	156,424	114,253	141,655

Property, Plant and Equipment —	804,542	719,789	788,447
Less: Accumulated Depreciation	(273,231)	(242,699)	(264,088)

Property, Plant and Equipment, net	531,311	477,090	524,359
Investments in Joint Ventures	26,707	50,677	28,181
Goodwill and Intangibles	66,879	40,290	66,960
Other Assets	16,752	14,914	18,846

	$798,073	$697,224	$780,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Note Payable	$39,400	$35,400	$30,800
Accounts Payable and Accrued Liabilities	106,356	76,391	91,069
Current Portion of Long-term Debt	—	80	—

Total Current Liabilities	145,756	111,871	121,869

Long-term Debt	55,000	39,000	54,000
Deferred Income Taxes	115,404	104,046	118,764
Stockholders’ Equity —
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 50,000,000 Shares; Issued and Outstanding 9,559,806, 9,635,231 and 9,726,009 Shares, respectively. Class B Common Stock, Par Value $0.01; Authorized 50,000,000 Shares; Issued and Outstanding, 8,279,272, 8,905,769 and 8,499,269 Shares, respectively.	178	185	182

Capital in Excess of Par Value	—	13,849	—
Accumulated Other Comprehensive Losses	(1,842)	(1,877)	(1,842)
Retained Earnings	483,577	430,150	487,028

Total Stockholders’ Equity	481,913	442,307	485,368

	$798,073	$697,224	$780,001

*From audited financial statements.